Exhibit 10.5

FORM OF STOCKHOLDERS’ AGREEMENT

STOCKHOLDERS’ AGREEMENT

by and among

SK TELECOM CO., LTD.;

EARTHLINK, INC.;

and

SK-EARTHLINK MANAGEMENT CORP.

Dated as of                    , 2005

THIS STOCKHOLDERS’ AGREEMENT (this “Stockholders’ Agreement”) is dated as of                    , 2005, by and among SK Telecom Co., Ltd., a corporation with limited liability organized under the laws of The Republic of Korea (“SKT”), EarthLink, Inc., a Delaware corporation (“EarthLink”) and SK-EarthLink Management Corp., a Delaware corporation (the “Management Company”).

WHEREAS, the Management Company has authorized capital stock of two hundred million four (200,000,004) shares, consisting of one hundred eighty million two (180,000,002) shares of Class A Common Stock, $.0l par value per share (the “Class A Common Stock”), two (2) shares of Class B Common Stock, $.01 par value per share (the “Class B Common Stock”, and together with the Class A Common Stock, the “Common Stock”) and twenty million (20,000,000) shares of Preferred Stock, $.01 par value per share (the “Preferred Stock”);

WHEREAS, SKTI, EarthLink and the Management Company are the sole members of SK-EarthLink LLC, a Delaware limited liability company (the “Operating Company”);

WHEREAS, the Operating Company is a joint venture established by EarthLink and SKT for the purpose of developing and marketing branded wireless telecommunications services, including, but not limited to, handsets, voice services, data services (including CDMA laptop cards and related software), stand-alone and other wireless services within the United States;

WHEREAS, SKT and EarthLink each own 1 share of Class B Common Stock.  No shares of Class A Common Stock or Preferred Stock are issued and outstanding; and

WHEREAS, the Stockholders desire to restrict the transfer of JV Securities and provide certain terms and conditions for the management and operation of the Management Company.

NOW, THEREFORE, for and in consideration of the premises and mutual promises set forth herein, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE 1
DEFINITIONS

1.1.         Certain Definitions.  Capitalized terms that are used but not otherwise defined herein shall have the meanings given to them in the Operating Agreement.  For the purposes of this Stockholders’ Agreement, the following terms shall have the following meanings:

“Affiliate” shall mean with respect to any Person, any Person directly or indirectly Controlling, Controlled by, or under common Control with such other Person at any time during the period for which the determination of affiliation is being made.

“Ancillary Agreements” shall mean, collectively, the Contribution and Formation Agreement, the Operating Agreement and the Registration Rights Agreement.

“Acquiring Party” shall mean the Class B Stockholder purchasing the JV Securities of the other Class B Stockholder and the Affiliates of the other Class B Stockholder pursuant to either the buy-sell process set forth in Section 8.3.

“ASP Items” shall have the meaning set forth in Section 6.5.

“Bankruptcy Matter” shall mean a decision with respect to the commencement of a voluntary case pursuant to Title 11 of the United States Bankruptcy Code, the filing of a petition to take advantage of any other federal or state laws relating to bankruptcy, insolvency, reorganization or composition for adjustment of debts or the liquidation of the Operating Company or the Management Company.

“Beneficial Owner” shall mean a person deemed to have “Beneficial Ownership” of any securities pursuant to Rule 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as amended, as such rules are in effect on the date of this Stockholders’ Agreement, as well as any securities as to which such Person has the right to become Beneficial Owner (whether such right is exercisable immediately or only after the passage of time or the occurrence of conditions) pursuant to any agreement, arrangement or understanding (other than customary agreements with and between underwriters and selling group members with respect to a bona fide public offering of securities), or upon the exercise of conversion rights, exchange rights, rights, warrants or options, or otherwise; provided, that no Stockholder shall be deemed the “Beneficial Owner” or to have “Beneficial Ownership” of or to “Beneficially Own,” any Membership Units or Shares of the other Stockholder solely by virtue of the rights set forth in this Stockholders’ Agreement.

“Board of Directors” shall mean the Board of Directors of the Management Company.

“Business Plan” shall have the meaning set forth in Article 1 of the Operating Agreement.

“Buy-Sell Closing” shall have the meaning set forth in Section 8.3.4.

“Buy-Sell Price” shall have the meaning set forth in Section 8.3.1.

“Certificate of Incorporation” shall mean the Certificate of Incorporation of the Management Company filed with the Delaware Secretary of State, as amended or restated from time to time.

“Change of Control” shall mean the transfer of Control, or sale of all or substantially all of the assets (in one or more related transactions), of a holder of Class B Common Stock, from the Person that holds such Control or assets, to another Person, but shall not include a transfer of Control, or such sale of assets, to an Affiliate of such holder of Class B Common Stock.

“Class A Common Stock” shall have the meaning set forth in the Recitals.

“Class A Director” shall have the meaning set forth in the Certificate of Incorporation.

“Class A Options” shall have the meaning set forth in Article 5.5 of the Certificate of Incorporation.

“Class B Common Stock” shall have the meaning set forth in the Recitals.

“Class B Director” shall have the meaning set forth in the Certificate of Incorporation.

“Class B Stockholders” shall mean EarthLink and SKT and any successor holder of the shares of Class B Common Stock.

“Common Stock” shall have the meaning set forth in the Recitals.

“Confidentiality Agreement” shall mean the confidentiality agreement entered into by and among EarthLink, SKT, SKTI, the Management Company and the Operating Company as of the date hereof.

“Consenting Party” shall have the meaning set forth in Section 8.3.

“Contracts” shall mean all agreements, contracts, leases and subleases, purchase orders, arrangements, commitments, non-governmental licenses, notes, mortgages, indentures or other obligations.

“Contribution and Formation Agreement” shall mean the Contribution and Formation Agreement entered into by and among SKT, SKTI and EarthLink as of January 26, 2005.

“Contribution Breach” shall mean a failure by either Stockholder to make a scheduled cash contribution to the Operating Company in accordance with the Contribution and Formation Agreement, Section 9.1.1 of the Operating Agreement or as mutually agreed upon by the Stockholders.

“Contribution Closing” shall mean “Closing” as defined in the Contribution and Formation Agreement.

“Control” as used with respect to any Entity, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management policies of such Entity through the ownership of voting securities or by contract.

“Deadlock Matter” shall have the meaning set forth in Section 8.2.

“DGCL” shall mean the Delaware General Corporation Law, as amended.

“Directors” shall mean the directors serving on the Board of Directors of the Management Company.

“EarthLink” shall have the meaning set forth in the introductory paragraph.

“EarthLink Total Access” shall have the meaning set forth in Section 6.4.

“EarthLink Wireless” shall have the meaning set forth in Section 6.4.

“Entity” shall mean any corporation, firm, unincorporated organization, association, partnership, limited partnership, limited liability company, limited liability partnership, business trust, joint stock company, joint venture organization, entity or business.

“Exclusivity Period” shall have the meaning set forth in Section 6.4.

“First Party” shall have the meaning set forth in Section 5.3.

“Governmental Entity” shall mean any governmental or regulatory authority, court, agency, commission, body or other similar entity.

“JV Fair Market Value” shall have the meaning set forth in Section 8.3.1.

“JV Interest” shall mean the JV Securities or assets of the Operating Company and the Management Company being sold in connection with an M&A Transaction.

“JV Securities” shall mean the Shares and the Membership Units.

“Lock-in Period” shall have the meaning set forth in Section 5.1.1.

“M&A Transaction” shall mean a sale in a merger, consolidation, share exchange, combination or other similar transaction, of at least eighty percent (80%) of: (a) the outstanding JV Securities, or (b) the assets of the Operating Company and the Management Company (measured in terms of the fair market value of the assets of the Operating Company or the Management Company, as applicable).

“Management Company” shall have the meaning set forth in the Recitals and shall include any other successor Management Company selected in accordance with the terms of the Operating Agreement.

“Material Adverse Effect” shall have the meaning set forth in the Contribution and Formation Agreement.

“Membership Units” shall have the meaning set forth in the Operating Agreement.

“Non-Consenting Party” shall have the meaning set forth in Section 8.3.

“Operating Agreement” shall mean that certain Limited Liability Company Agreement, dated the date hereof, by and among EarthLink, SKTI, Operating Company and Management Company.

“Operating Company” shall have the meaning set forth in the Recitals.

“Operating Company Products and Services” shall have the meaning set forth in Article 1 of the Operating Agreement.

“Original JV Assets” shall mean the assets of the Operating Company and the Management Company sold in the Buy-Sell Closing.

“Original JV Stock” shall mean the JV Securities that were outstanding immediately prior to the Buy-Sell Closing.

“Parent Entity” shall mean, with respect to any Entity that is a Subsidiary of a Person, the Person that, directly or indirectly, Beneficially Owns at least fifty percent (50%) of the equity of such Subsidiary and is not a Subsidiary of any Person.

“Percentage Interest” shall mean a Stockholder’s percentage interest in the Total Outstanding Shares as determined by dividing the number of Total Outstanding Shares owned by such Stockholder or any Subsidiary or Parent Entity of such Stockholder by the number of Total Outstanding Shares then owned by all Stockholders (including all Subsidiaries or Parent Entities of such Stockholders).  The Percentage Interests owned by the Class B Stockholders as of the Contribution Closing are set forth on Schedule 9.1.1 of the Operating Agreement.

“Permitted Transfers” shall have the meaning set forth in Section 5.1.2.

“Person” shall mean any natural person or Entity.

“Prohibited Transferees” shall have the meaning set forth in Section 5.2.

“Provider” shall have the meaning set forth in Section 6.5.

“Public Common Stock” shall mean the Class A Common Stock that has been registered with the Securities and Exchange Commission for sale to the public.

“Public Offering” shall mean a sale of Public Common Stock to underwriters in a bona fide, firm commitment underwriting pursuant to a registration statement on Form S-1, SB-2 or S-3 (or successor forms) under the Securities Act of 1933, as amended.

“Registration Rights Agreement” shall mean the Registration Rights Agreement entered into by and among SKT, EarthLink and the Management Company as of the date hereof.

“Restricted Services” shall have the meaning set forth in Section 6.1.

“Right of First Negotiation” shall have the meaning set forth in Section 6.8.

“Right of First Refusal” shall have the meaning set forth in Section 5.3.

“ROFR Percentage Interest” shall mean the percentage as determined by dividing the number of Total Outstanding Shares owned by a Second Party or any Subsidiary or Parent Entity of such Second Party by the number of Total Outstanding Shares then owned by all Class B Stockholders and Subsidiaries and Parent Entities of Class B Stockholders, but excluding the shares owned by the First Party.

“ROFR Termination Date” shall have the meaning set forth in Section 5.3.

“Second Party” shall have the meaning set forth in Section 5.3.

“Selling Party” shall mean the Class B Stockholder selling its JV Securities and the JV Securities of any Affiliate of such Class B Stockholder to the other Class B Stockholder pursuant to the buy-sell process set forth in Section 8.3.

“Shares” shall mean the issued and outstanding Common Stock and Preferred Stock.

“SKT” shall have the meaning set forth in the introductory.

“SKTI” shall mean SK Telecom International, Inc.

“Stockholders” shall mean EarthLink and SKT and the successors of each.

“Strategic Decision” shall have the meaning set forth in Section 8.1.

“Subject Interest” shall have the meaning set forth in Section 5.3.

“Subsequent M&A Transaction” shall mean a subsequent sale by an Acquiring Party, in a merger, consolidation, share exchange, combination or other similar transaction (or series of related transactions), that includes at least eighty percent (80%) of the Original JV Stock or eighty percent (80%) of the Original JV Assets (measured in terms of the fair market value of the assets of the Operating Company or the Management Company, as applicable).

“Subsidiary” shall mean, as to any Person, any Entity (i) of which such Person, directly or indirectly, owns securities or other equity interests representing fifty percent (50%) or more of the aggregate voting power or (ii) of which such Person possesses the right to elect fifty percent (50%) or more of the directors or Persons holding similar positions.  The Operating Company shall be deemed to be a Subsidiary of the Management Company.

“Tag-along Right” shall have the meaning set forth in Section 5.4.

“Tag-along Election Notice” shall have the meaning set forth in Section 5.4.

“Third Party” shall mean any Person other than EarthLink, SKTI, SKT or the Operating Company, the Management Company or any Affiliate of the foregoing.

“Total Outstanding Shares” shall mean, from time to time, the sum of (a) the number of shares of Class A Common Stock issued and outstanding and (b) the number of shares of Class A Common Stock obtained if all issued and outstanding shares of Class B Common Stock, Membership Units and shares of convertible Preferred Stock were then converted into shares of Class A Common Stock in accordance with Articles 5.1, 5.2 and 5.4, respectively, of the Certificate of Incorporation.

“Transfer” shall mean any direct or indirect sale, transfer, assignment, pledge, hypothecation, mortgage or other disposition or encumbrance, of any beneficial or economic interest in any JV Securities, including those by operation or succession of law, merger or otherwise.  A Transfer of JV Securities shall be deemed to have occurred upon any transfer of the stock of a Subsidiary holding the JV Securities that results in such Entity no longer being a Subsidiary of a Stockholder.  However, a Change of Control of a holder of Class B Common Stock shall not be deemed to be a Transfer.

“Transfer Notice” shall have the meaning set forth in Section 5.3.

 “VOIP” shall mean voice over Internet protocol.

“VoWiFi” shall mean voice over WiFi.

“Wimax Enabled Devices” shall have the meaning set forth in Section 6.3.

Except as expressly provided herein, whenever in this Stockholders’ Agreement there shall be a reference to any Ancillary Agreement or this Stockholders’ Agreement, such reference shall be deemed to refer to such agreement as it may be amended from time to time.

ARTICLE 2
REPRESENTATIONS AND WARRANTIES

Each Stockholder represents and warrants to the other Stockholder and the Management Company that:

2.1.         Corporate Authority.  It has all requisite corporate or limited liability company power and authority and has taken all corporate or limited liability company action necessary in order to execute and deliver this Stockholders’ Agreement and to perform fully its obligations hereunder.

2.2.         Encumbrances.  Such Stockholder owns one (1) issued and outstanding share of Class B Common Stock free and clear of all liens and encumbrances, except for this Stockholders’ Agreement and the Operating Agreement.  There are no options, warrants or other rights, agreements, arrangements or commitments of any character to which such Stockholder is a party relating to the pledge, disposition or voting of any Shares and there are no voting trusts or voting agreements with respect to such Shares.

2.3.         Binding Agreement.  This Stockholders’ Agreement has been duly executed and delivered and is a valid and binding agreement of such Stockholder enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditor’s rights and to general equity principles.

2.4.         Notices, Reports and Filings.  No notices, reports or other filings are required to be made by such Stockholder with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by it or the Management Company from, any Governmental Entity, in connection with the execution and delivery of this Stockholders’ Agreement, except those that have been made or obtained or that the failure to make or obtain are not, individually or in the aggregate, reasonably likely to result in a Material Adverse Effect on the Operating Company.

2.5.         Non-Contravention.  The execution, delivery and performance of this Stockholders’ Agreement by such Stockholder does not, and the consummation by it of the transactions contemplated hereby will not, constitute or result in (a) a breach or violation of, or a default under, its organizational documents, (a) a breach of or violation of or default under, or the acceleration of any obligations of or the creation of a lien or encumbrance on its assets (with or without notice, lapse of time or both) pursuant to any Contracts binding upon it or any law, statute or regulation or governmental or non-governmental permit or license to which it is subject or (c) any change in the rights or obligations of any party under any of such Contracts to which it is a party, except, in the case of clause (b) or (c) above, for any breach, violation, default, acceleration, creation or change that individually or in the aggregate, is not reasonably likely to (x) result in a Material Adverse Effect on the Operating Company.

ARTICLE 3
VOTING

3.1.         Voting Agreements.  Each Stockholder agrees to vote or cause the voting of, whether in person, by proxy or written consent, all Shares, directly or indirectly, Beneficially Owned by it so as to cause the events set forth in this Section 3.1 to occur.

3.1.1       Election of Class B Directors.  The election of Class B Directors nominated by SKT and by EarthLink, for so long as each is entitled to have its nominees elected as Class B Directors as provided for in Article 6 of the Certificate of Incorporation.

3.1.2       Removal of Class B Directors.  The removal of any Class B Director, upon the request of the Stockholder entitled to elect such Class B Director.

3.1.3       Replacement of Class B Directors.  The appointment of a new Class B Director, to fill any vacancy in the Class B Directors on the Board of Directors or any committee of the Board of Directors, as determined by the Stockholder entitled to elect such Class B Director whose departure has caused the vacancy.

3.1.4       Election of Independent Directors.  Following an initial Public Offering, the election of such independent Class A Directors as are required by Article 6 of the Certificate of Incorporation.

3.1.5       Payment of Dividends.  To the extent that the Management Company receives distributions as a member of the Operating Company and to the extent permitted by applicable law, the payment of a dividend in the amount of the net distributions received from the Operating Company to the holders of shares of Common Stock, subject to (i) any preferential rights of holders of Preferred Stock, and (ii) any restrictions or limitations under any credit facility or other loan document in respect of borrowed money.

3.1.6       Conversion and Exchange.  All matters necessary to facilitate the conversion of a Stockholder’s Class B Common Stock, convertible Preferred Stock and exchange of Membership Units for shares of Class A Common Stock, each as provided for in the Certificate of Incorporation.

3.1.7       Public Offering.  All matters necessary to facilitate the registration, issuance and sale of shares of Class A Common Stock in a Public Offering, as provided for in the Certificate of Incorporation, Operating Agreement and Registration Rights Agreement, and to give effect to the contribution, to the Operating Company, of the net proceeds received from such Public Offering of Class A Common Stock.

3.1.8       Solicitation of an M&A Transaction.  All matters necessary to facilitate the solicitation or exploration of an M&A Transaction, including, without limitation, the engagement or retention of accountants, investment banks, attorneys and similar professionals in connection therewith (the fees for which shall be paid by the Operating Company).

ARTICLE 4
ADDITIONAL AGREEMENTS

4.1.         Standstill.  The Stockholders and their Subsidiaries shall not take any of the following actions without the prior written consent of the other Stockholder or the Board of Directors, as appropriate:

(a)           acquire or seek to acquire Beneficial Ownership of any securities, including rights or options, of the other Stockholder or the Operating Company, except as permitted by the Operating Agreement;

(b)           propose to enter into any merger, purchase of substantially all the assets or any other business combination involving the other Stockholder;

(c)           participate in any solicitation of proxies to vote, or seek to advise any Person with respect to the voting of, any securities of the other Stockholder; propose any stockholder proposals for submission to a vote of stockholders of the other Stockholder, or propose any Person for election to, or the removal of any member from, the Board of Directors of the other Stockholder; or in any way seek to influence the management or policies of the other Stockholder; or

(d)           enter into any discussions or understandings with any Third Party, which, if concluded by any action, would result in a violation of the foregoing.

The foregoing obligations of the Stockholders shall terminate upon one (1) year after the earlier of:  (a) the dissolution of the Operating Company, or (b) the Transfer or conversion by either Stockholder of its Class B Common Stock.

4.2.         Composition of the Board.  If necessary, the composition of the Board of Directors shall be adjusted, to the extent necessary, to ensure the ongoing compliance with the Sarbanes-Oxley Act and the rules and regulations of any stock exchange on which the Management Company’s Class A Common Stock may be traded.  The Stockholders agree to vote their stock in favor of any such adjustments to the composition of the Board of Directors.

4.3.         Amend, Modify, Waive or Repeal.  The unanimous consent of the Stockholders shall be required to amend, modify, waive or repeal any provisions of any organizational documents of the Management Company for so long as each Stockholder owns shares of Class B Common Stock.

4.4.         Insurance.  The Management Company shall purchase and maintain insurance coverage adequate to cover risks of such types and in such amounts as are customary for companies of similar size engaged in similar lines of business, including, without limitation, liability insurance for the benefit of its employees, directors and officers with respect to claims against such employees, directors and officers in their capacity as employees, directors and officers in such amounts as the Management Company shall determine are adequate.

ARTICLE 5
TRANSFER RESTRICTIONS

5.1.         Transfer Restrictions.  Until such time as a Type A Triggering Event (as defined in Article 5 of the Certificate of Incorporation) shall occur, each Stockholder agrees that it and its Subsidiaries and Parent Entities shall not Transfer or permit any Transfer, in any single transaction or series of related transactions, any JV Securities that are, directly or indirectly, Beneficially Owned by it, except in accordance with the terms of this Stockholders’ Agreement and the Operating Agreement.  Any Transfer of any JV Securities other than in accordance with this Stockholders’ Agreement and the Operating Agreement shall be null and void.

5.1.1       Lock-In Period.  During the five (5) year period immediately following the Contribution Closing (the “Lock-in Period”), the Stockholders and their Subsidiaries and Parent Entities shall not Transfer or solicit any Transfer of any JV Securities without the prior written consent of the non-transferring Class B Stockholder, which, during the first three (3) years of the Lock-in Period, can be withheld in such non-transferring Class B Stockholder’s sole discretion and, during the last two (2) years of the Lock-in Period, cannot be unreasonably withheld or delayed.  After the expiration of the Lock-in Period, the Stockholders and their Subsidiaries may, subject to the restrictions on Transfer contained in this Article 5 or in the Operating Agreement, Transfer all or any portion of their JV Securities to a Third Party without the necessity of obtaining the prior written consent of the Class B Stockholder(s).  Furthermore, under no circumstances shall a Class B Stockholder Transfer its JV Securities during the pendency of a Contribution Breach by such Class B Stockholder.

5.1.2       Permitted Transfers.  Notwithstanding anything in Section 5.1.1 to the contrary, the following Transfers of JV Securities will be permitted (the “Permitted Transfers”) without the necessity of obtaining the written consent of the Class B Stockholders:

(a)           a Transfer to a Parent Entity (to which the Stockholder is a wholly-owned Subsidiary) or a wholly-owned Subsidiary of the Stockholder;

(b)           a Transfer in connection with an underwritten Public Offering as a selling Stockholder;

(c)           a Transfer to the Operating Company or the Management Company; and

(d)           a pledge to a financial institution in connection with a borrowing secured by a Stockholder’s JV Securities together with substantially all of that Stockholder’s other assets.

5.1.3       Agreement to be Bound.  In all circumstances other than those described in Section 5.1.2(b), a Transfer of JV Securities or conversion of Membership Units or shares of convertible Preferred Stock into shares of Class A Common Stock shall be given effect by the Management Company or the Operating Company only upon receipt of the written agreement of the recipient of the transferred JV Securities agreeing to be bound by the terms and conditions of this Stockholders’ Agreement or the Operating Agreement, as the case may be, and the Confidentiality Agreement.

5.1.4       Effect of Transfer.  Upon any Transfer of all of a Stockholder’s JV Securities, the transferring Stockholder will have no continuing rights or obligations under this Stockholder’s Agreement or the Operating Agreement but shall continue to be bound by any Ancillary Agreements to which it is a party, in accordance with their terms.

5.2.         Prohibited Transferees.

5.2.1       Non-EarthLink Prohibited Transferees.  Notwithstanding anything to the contrary contained herein, the Stockholders, other than EarthLink or a Subsidiary or Parent Entity of EarthLink, shall not Transfer or attempt to Transfer any JV Securities to any of the Third Parties set forth on Schedule 5.2.1 or to any successor or Affiliate of such Third Parties (“Non-EarthLink Prohibited Transferees”) except as expressly permitted under Section 5.2.3.

5.2.2       Non-SKT Prohibited Transferees.  Notwithstanding anything to the contrary contained herein, the Stockholders, other than SKT or a Subsidiary or Parent Entity of SKT, shall not Transfer or attempt to Transfer any JV Securities to any of the Third Parties set forth on Schedule 5.2.2 or to any successor or Affiliate of such Third Parties (“Non-SKT Prohibited Transferees”) except as expressly permitted under Section 5.2.3.

5.2.3       Limitation on Prohibited Transferees.   The prohibition on Transfers to Prohibited Transferees (as defined below) shall not apply to Transfers pursuant to a Public Offering.  In addition, if the Percentage Interest of the Total Outstanding Shares of either EarthLink or SKT falls below ten percent (10%), then the other party shall no longer be bound by the restrictions on Transfers to the applicable Prohibited Transferees set forth on Schedules 5.2.1 and 5.2.2.  The Non-EarthLink Prohibited Transferees and the Non-SKT Prohibited Transferees shall collectively be referred to as the “Prohibited Transferees”.

5.3.         Right of First Refusal.  Subject to Section 5.5, if a Stockholder (the “First Party”) receives a bona-fide written offer by a Third Party to purchase all or a portion of the First Party’s Shares (the “Subject Interest”) that the First Party desires to accept, the First Party shall promptly after receipt of the offer deliver notice (the “Transfer Notice”) to the

Management Company and any non-transferring Class B Stockholders (each non-transferring Class B Stockholder a “Second Party” and collectively, the “Second Parties”) stating that the First Party proposes to Transfer the Subject Interest.  The Transfer Notice shall (i) specify the purchase price and other material terms of the Transfer of the Subject Interest, (ii) identify the proposed purchaser, (iii) specify the date scheduled for the Transfer (which date shall not be less than ninety (90) days after the date the Transfer Notice is delivered) and (iv) have attached thereto a copy of the bona fide offer and any ancillary agreements containing terms and conditions of the sale of the Subject Interest.  Within sixty (60) days after receipt of a Transfer Notice, the Second Part(ies) will have the right to elect to purchase a portion of the Subject Interest being sold equal to their respective ROFR Percentage Interests (a “Right of First Refusal”), on terms and conditions no less favorable to the First Party than those set forth in the Transfer Notice; provided, that if such terms and conditions include non-cash assets or non-financial requirements that would be impracticable to satisfy, then such Second Part(ies) shall not be required to satisfy such terms, conditions and requirements, and the purchase price for the Subject Interest will include an amount equal to the fair market value of such non-cash assets.  If a Second Party declines to purchase its proportionate share of the Subject Interest, then the remaining Second Party, if any, will have the right to purchase the entire Subject Interest.  If the Second Part(ies) elect to purchase the Subject Interest, the First Party and the Second Part(ies) shall use reasonable efforts to consummate the closing of the purchase of the Subject Interest as soon as reasonably practicable and in any event within one hundred twenty (120) calendar days after receipt of the Transfer Notice (the “ROFR Termination Date”), provided, that if the closing does not occur by then due to the failure to receive any required regulatory approvals or consents, the ROFR Termination Date may be extended by either the First Party or the Second Part(ies) until such approvals are received, but in no event for a period of more than one hundred eighty (180) calendar days after receipt of the Transfer Notice.  If the First Party is not a Class B Stockholder, each Second Party elects to purchase its entire ROFR Percentage Interest of the Subject Interest and one Second Party fails to make such purchase by the ROFR Termination Date (as it previously may have been extended) for any reason, then the other Second Party will have the right to purchase the entire Subject Interest, provided, that the closing for such purchase occurs within thirty (30) days following the ROFR Termination Date (as it previously may have been extended).  If the Right of First Refusal is not exercised by the Second Part(ies) as to the entire Subject Interest within sixty (60) days of receipt of the Transfer Notice or the entire Subject Interest is not purchased from the First Party prior to the ROFR Termination Date, as adjusted for any extension thereto, then the First Party may sell the Subject Interest to the proposed purchaser identified in the Transfer Notice on the terms set forth therein, subject to the Tag-along Right of the Second Part(ies) provided in Section 5.4, below.  If a Second Party agrees to purchase any portion of the Subject Interest in accordance with the foregoing and fails to complete the purchase of such portion of the Subject Interest prior to the ROFR Termination Date, other than as a result of a denial of any required regulatory approvals or consents or another Second Party’s failure to close the purchase of any portion of the Subject Interest that such other Second Party has agreed to purchase, then such non-purchasing Second Party shall be deemed to have breached this Stockholders’ Agreement and, in addition to any other right or remedy available to the First Party, the Management Company or any other Second Party, shall be deemed to have forfeited its Tag-along Right under Section 5.4 in connection with the First Party’s right to sell the Subject Interest to the Third Party named in the Transfer Notice.  The above Right of First Refusal shall not apply to a transaction which constitutes a Change of Control of a Class B Stockholder.

5.4.         Tag-along Right.  If the Right of First Refusal is not exercised as to the entire Subject Interest within sixty (60) days of receipt of the Transfer Notice or the entire Subject Interest is not purchased from the First Party on or before the ROFR Termination Date, as it may have been extended, then each Second Party will have the right to sell to the Third-Party purchaser identified in the Transfer Notice a portion of the Subject Interest, from such Second Party’s Shares, equal to the Subject Interest multiplied by such Second Party’s Percentage Interest (“Tag-along Right”); provided that no Second Party that has breached its obligations under Section 5.3 with respect to any Subject Interest may exercise any Tag-along Right with respect to such Subject Interest.  A Second Party electing to exercise its Tag-along Right shall provide to the Operating Company and the First Party written notice of such election (the “Tag-along Election Notice”) within such sixty (60) day period.  The Tag-along Election Notice shall specify the number of Shares to be included in the sale to the Third-Party purchaser.  Any sale pursuant to this Section 5.4 shall be consummated not later than sixty (60) days following delivery of the Tag-along Election Notice.

5.5.         Limitation on the Right of First Refusal and Tag-along Right.  The Right of First Refusal and Tag-along Right described in Sections 5.3 and 5.4, above, shall not apply to Permitted Transfers.  The Right of First Refusal and the Tag-along Right shall apply during the Lock-in Period only if the consent of the non-transferring Stockholder is obtained.  Following expiration of the Lock-in Period, the Right of First Refusal and Tag-along Right shall apply whether or not the consent of the non-transferring Stockholder is obtained.  The Right of First Refusal and the Tag-along Right shall terminate upon a Public Offering of the Class A Common Stock and the availability of Rule 144 to Stockholders for the Transfer of their Shares.

5.6.         Put-Call on Contribution Breach.  From and after the occurrence of a Contribution Breach, the non-breaching Class B Stockholder shall have the right to offer to the breaching Class B Stockholder, to either:  (a) call and purchase all, but not less than all, of the JV Securities of the breaching party and its Affiliates at a purchase price equal to eighty percent (80%) of the fair market value of the JV Securities of the breaching party and its Affiliates, or (b) put and cause the breaching party to purchase all, but not less than all, of the JV Securities of the non-breaching party and its Affiliates, at a purchase price equal to one hundred and twenty percent (120%) of the fair market value of the JV Securities of the non-breaching party and its Affiliates.  The fair market value shall be determined by first obtaining the appraisals of two independent, nationally recognized United States investment banking firms.  If the two appraisals differ by more than ten percent (10%), then a third appraiser shall be engaged which shall determine which of the appraisals most accurately reflects the fair market value of the JV Securities.  If the first two appraisals are within ten percent (10%), then they will be averaged to determine the fair market value.  The parties shall close the transaction as soon as reasonably practicable following, but in any event within one hundred and twenty (120) days of the non-breaching party’s notice to the breaching party of its election to effect the put or call, as the case may be.  If the put-call right is not exercised within thirty (30) days of the determination that a Contribution Breach has occurred, then the right shall expire with respect to that particular breach.  The exercise of the put and call rights set forth above is optional, but, if exercised, shall be the exclusive remedy available to the non-breaching party with respect to the Contribution Breach.

5.7.         Transfer of Class B Common Stock.  Except as provided below, if a Class B Stockholder desires to Transfer its shares of Class B Common Stock other than to an Affiliate, then it must, first, convert its shares of Class B Common Stock into shares of Class A Common Stock, and second, Transfer the shares of Class A Common Stock pursuant to a Permitted Transfer.  Notwithstanding the foregoing restriction, a holder of Class B Common Stock may sell its shares of Class B Common Stock in a transaction in which it completely divests itself of all interests in the Management Company and the Operating Company, subject at all times to the Transfer restrictions set forth in this Stockholders’ Agreement and the Operating Agreement.

ARTICLE 6
RESTRICTED SERVICES

6.1.         Restricted Services.  For the periods specified below, the Management Company shall cause the Operating Company and its Subsidiaries to refrain from providing the services set forth in this Section 6.1 (the “Restricted Services”), except as provided in Section 6.1.3 or pursuant to a written agreement with the party benefiting from such restrictions.

6.1.1       EarthLink Services.  For so long as EarthLink or a Subsidiary of EarthLink owns a share of Class B Common Stock, the Management Company shall cause the Operating Company and its Subsidiaries to refrain from providing the following Restricted Services that the parties deem to compete with and overlap the products and services provided by EarthLink and its Affiliates: (a) Broadband internet access, including cable, DSL, PC-based satellite and fixed wireless; (b) Dial-up internet access; (c) Web hosting services; (d) VOIP or VoWiFi services over broadband; (e) PC-based wireless Wide Area Network or Local Area Network internet access services (e.g. home networking) and (f) Internet portal service for Third Parties that are not customers of the Operating Company or a Subsidiary thereof, except as needed for customer acquisition services and maintenance purposes.

6.1.2       SKT Services.  For so long as SKT or a Subsidiary of SKT owns a share of Class B Common Stock, the Management Company shall cause the Operating Company and its Subsidiaries to refrain from providing the following Restricted Services that the parties deem to compete with and overlap the products and services provided by SKT and its Affiliates: (a) mobile virtual network enabler, wireless application service provider and managed services for wireless telecom service providers and (b) development and manufacture of wireless devices with the intent to sell such devices to wireless telecom service providers, provided, that the Operating Company and its Subsidiaries are permitted to purchase and distribute such devices that are manufactured by Third-Party manufacturers.

6.1.3       Sales to Commercial Partners.  Notwithstanding the above restrictions, the Operating Company and its Subsidiaries may offer the Operating Company Products and Services to commercial partners who bundle and sell the Operating Company Products and Services with products and services which constitute or are similar to the Restricted Services.

6.2.         Products and Services Outside the Business Plan.  The Management Company shall cause the Operating Company and its Subsidiaries to refrain from engaging in the development of new products and services that are outside of the approved Business Plan.

6.3.         Wimax Enabled Devices.  The Operating Company and its Subsidiaries may distribute handset devices that contain the hardware and software components necessary to permit Wimax access (“Wimax Enabled Devices”) and related hand-set only Wimax services, but, for so long as EarthLink or a Subsidiary of EarthLink owns a share of Class B Common Stock, may not sell PC-based Wimax services other than those of EarthLink.  The Operating Company and its Subsidiaries may distribute Wimax Enabled Devices to Third Parties who bundle and resell the Wimax Enabled Devices with the Wimax handset only access services of such Third Party.  The Operating Company may only offer EarthLink’s PC-based Wimax devices and services, which EarthLink shall make available to the Operating Company on prices, terms and conditions that are at least as favorable, from a financial perspective, to the Operating Company as the prices, terms and conditions of substantially similar products and services provided by EarthLink to a Third Party not affiliated with EarthLink. Distribution of any other Wimax convergent devices, between PC and handset devices, must be approved by the Board of Directors.

6.4.         CDMA Laptop Cards.  Notwithstanding anything in this Agreement to the contrary, with respect to CDMA laptop cards (and related software), the Operating Company may distribute “EarthLink Wireless” branded CDMA laptop cards and “EarthLink Total Access” access software, which shall be the exclusive card and software distributed by the Operating Company during the period (the “Exclusivity Period”) that begins on the date hereof and ends on the earlier to occur of the date on which EarthLink or a Subsidiary of EarthLink ceases to own a share of Class B Common Stock or (ii) the second anniversary of the date hereof.  Following the expiration of the Exclusivity Period, the Operating Company and its Subsidiaries shall be permitted to market and distribute any CDMA laptop cards and related software.

6.5.         ASP.  For so long as EarthLink or a Subsidiary of EarthLink owns a share of Class B Common Stock, each Stockholder and each Subsidiary of a Stockholder that acts as an ASP in the United States (each, a “Provider”) and proposes to offer ASP solutions, applications and platforms, including a license or professional service with respect thereto, but excluding Coloring Service, (each, an “ASP Item” and collectively, the “ASP Items”) to any Third Party within or for use within the United States, shall give the Operating Company written notice six (6) months prior to the proposed offer.  During the six (6) month notice period, the Operating Company shall have the option to purchase or adopt the offered ASP Item or Items from the Provider (for purposes of internal use or resale to Third Parties) on terms no less favorable than those offered by the Provider to the Third Party.  If the Operating Company purchases or adopts the offered ASP Items(s) from the Provider within the option period, then Provider shall: (a) be prohibited from offering or selling the ASP Item(s) to any Third Party in the United States or for use in the United States without the Operating Company’s written consent.  If the Operating Company declines to acquire or adopt the ASP Item(s), the Provider may provide the ASP Item(s) to the Third Party; and (b) provide the Operating Company with a reasonably detailed service deployment plan with respect to the ASP Item(s).  The foregoing shall not apply to contracts between a Provider and any Third Party entered into prior to November 1, 2004.  Under no circumstances shall SKT propose to offer ASP Items to Third Parties within or for use in the United States during 2005.

6.6.         Future Services.  EarthLink and SKTI acknowledge that the list of Restricted Services is complete as of the date first above written.  If EarthLink or SKT provides any future products or services within the United States, such as wired-wireless integrated service or satellite/terrestrial digital broadcasting services, that are excluded from the then-current scope of Restricted Services, then, for so long as such Stockholder or a Subsidiary of such Stockholder owns a share of Class B Common Stock, EarthLink and SKT shall negotiate in good faith whether or not to include such services as part of the Restricted Services.

6.7.         Exclusivity.  EarthLink and SKT and their Subsidiaries shall not provide mobile wireless voice or data services over handsets in the United States.  Neither EarthLink nor SKT nor their respective Subsidiaries shall assist any Parent Entity or any Subsidiary of a Parent Entity in any activity that would constitute a violation of this exclusivity provision if it were performed by such party or its Subsidiary directly.  Except as provided in this Agreement, nothing shall prohibit EarthLink and SKT or their respective Subsidiaries from competing with each other or the Operating Company, its Parent Entity or any of its Subsidiaries.  The restrictions set forth in this Section 6.7 shall terminate on the date that is two (2) years from the first date on which either Class B Stockholder’s ownership of the Total Outstanding falls below ten percent (10%).

6.8.         Right of First Negotiation.  EarthLink, for so long as EarthLink or a Subsidiary of EarthLink owns a share of Class B Common Stock, shall have a “Right of First Negotiation” for the opportunity to participate in any venture that SKT, directly or indirectly, might launch in Canada to provide products and services substantially similar to the Operating Company Products and Services.  Upon receipt of written notice from SKT of its intent to pursue a similar venture in Canada, EarthLink shall have ten (10) days to exercise its Right of First Negotiation by delivering written notice to SKT of its interest in participating in the venture.  Upon EarthLink’s exercise of its Right of First Negotiation, the parties will negotiate exclusively with one another in good faith to enter into definitive agreements and consummate the potential venture within a minimum period of one hundred fifty (150) days (which shall be extended to permit required governmental approvals).

6.9.         Availability of Injunctive Relief.  The parties acknowledge that each may seek injunctive relief under Section 11.2 to satisfy the requirement of this Article 6 as well as for any other breach of this Agreement.

ARTICLE 7
CONVERSION AND EXCHANGE

7.1.         Conversion of Class B Common Stock.  The Stockholders may convert their shares of Class B Common Stock to shares of Class A Common Stock as provided in the Certificate of Incorporation, and each Stockholder agrees to vote its Shares in such a manner as to give full effect to such conversion rights.

7.2.         Exchange of Membership Units.  The Stockholders may exchange their Membership Units for shares of Class A Common Stock as provided in the Operating Agreement, and each Stockholder agrees to vote its Shares in such a manner as to give full effect to such exchange rights.

7.3.         Conversion of Convertible Preferred Stock.  The Stockholders may convert their shares of convertible Preferred Stock, if any, to shares of Class A Common Stock as provided in the Certificate of Incorporation, and each Stockholder agrees to vote its Shares in such a manner as to give full effect to such conversation rights.

7.4.         Availability of Authorized and Unissued Class A Common Stock.  The Stockholders will vote their Shares to ensure that at all times sufficient shares of Class A Common Stock are reserved out of the authorized but unissued Shares to permit the issuance of shares of Class A Common Stock sufficient to (a) exchange all of the outstanding Membership Units, (b) convert the shares of Class B Common Stock (c) convert the shares of convertible Preferred Stock and (d) permit the exercise of any outstanding Class A Options, each as provided for in the Management Company’s Certificate of Incorporation and the Operating Agreement.  The Stockholders will vote their Shares to list the shares of Class A Common Stock required to be delivered by the Operating Company upon conversion or exchange prior to such delivery upon each national securities exchange or other recognized trading market upon which the outstanding Class A Common Stock is listed at the time of such delivery.

ARTICLE 8
STRATEGIC DECISIONS AND DEADLOCK MATTERS

8.1.         Strategic Decisions.  For so long as there are two (2) shares of Class B Common Stock outstanding and a Type B Triggering Event (as defined in the Certificate of Incorporation) is not continuing, all decisions concerning those matters set forth on Schedule 8.1 (each a “Strategic Decision”) shall require (a) the approval of all Class B Directors, and (b) a majority vote of all directors.  If a Type B Triggering Event is continuing or there ceases to be more than one holder of Class B Common Stock outstanding, the Strategic Decisions shall require the approval of (x) a majority of the Class B Directors, and (y) a majority vote of all directors.

8.2.         Deadlock.  If, after consideration at a meeting of Board of Directors, the Board of Directors is unable to reach a decision regarding a Strategic Decision (a “Deadlock Matter”), then each Stockholder shall cause its members of the Board of Directors to execute a unanimous written consent evidencing and describing in reasonable detail, the Deadlock Matter at such meeting or within five (5) days after such meeting.  The Board of Directors shall then deliver a copy of the written consent evidencing and describing the Deadlock Matter to the chief executive officer of each holder of Class B Common Stock.  Upon receipt, the chief executive officer of each holder of Class B Common Stock shall have forty-five (45) days to meet and negotiate, in good faith, to resolve the Deadlock Matter.  Except as set forth in Section 8.3, if the chief executive officers of the holders of Class B Common Stock are unable to resolve a Deadlock Matter within such forty-five (45) day period, then the Deadlock Matter shall remain until later, if ever, resolved.  The Management Company and Operating Company shall continue to operate in a manner consistent with prior practices until such time as a Deadlock Matter is resolved.  For purposes of illustration only, if a Deadlock Matter concerns the approval of a Business Plan, the

Management Company and Operating Company shall continue to operate under the then-current Business Plan pending resolution of the Deadlock Matter.  The deadlock provision set forth in this Section 8.2 shall terminate upon a Public Offering.

8.3.         Buy-Sell for an M&A Transaction or a Bankruptcy Matter.  If, at any time, a party (including an officer of the Management Company or Operating Company) receives an offer for an M&A Transaction or proposes a Bankruptcy Matter, then such party shall present the offer or proposal to the Management Company’s Board of Directors for consideration in accordance with the provisions of Section 8.2, above.  A Deadlock Matter will occur if one Class B Stockholder desires to accept an offer for an M&A Transaction or proposes a Bankruptcy Matter (the “Consenting Party”) and the other Class B Stockholder does not consent to or disagrees with such offer or proposal (the “Non-Consenting Party”).  If the chief executive officers of the Class B Stockholders fail to resolve the resulting Deadlock Matter within the forty-five (45) day period provided for in Section 8.2, then the parties shall institute the buy-sell process set forth in this Section 8.3.

8.3.1       Valuation of JV Equity and Determination of Buy-Sell Price.  Upon execution of a unanimous written consent of the Board of Directors acknowledging a Deadlock Matter concerning an M&A Transaction as provided in Section 8.2, the Board of Directors shall select two (2) independent, nationally recognized United States investment banks to determine the aggregate fair market value of all the equity of the Operating Company and the Management Company (or, if the Board of Directors cannot agree to the two (2) investment banks, one (1) shall be selected by each Class B Stockholder).  The valuations of the investment banks shall be performed and concluded by the end of the forty-five (45) day chief executive officer dispute resolution process described in Section 8.2, above.  The Operating Company shall bear the expense of the valuations.  Fair market value shall be determined by averaging the valuations of the two (2) investment banks, however, if the two (2) valuations differ by more than ten percent (10%), then a third investment bank selected by the Board of Directors (or, if the Board of Directors cannot agree on the third investment bank, then selected by the two (2) previously selected investment banks) shall be engaged to determine which of the valuations most accurately reflects the aggregate fair market value of all the equity of the Operating Company and the Management Company (“JV Fair Market Value”).  For purposes of an M&A Transaction, the “Buy-Sell Price” shall be an amount equal to the Selling Party’s Percentage Interest of the JV Fair Market Value.  For purposes of a Bankruptcy Matter, the Buy-Sell Price shall be equal to the price offered by the Non-Consenting Party in all circumstances.

8.3.2       Offer.  Within ten (10) days of the failure of the chief executive officers of the Class B Stockholders to resolve such Deadlock Matter (extended, in the case of an M&A Transaction, to the date of determination of the JV Fair Market Value, if later), the Non-Consenting Party shall: (a) offer to sell all, but not less than all, of the JV Securities of the Non-Consenting Party and the Affiliates of the Non-Consenting Party to the Consenting Party for an amount equal to the Buy-Sell Price; (b) offer to purchase all, but not less than all, of the JV Securities of the Consenting Party and the Affiliates of the Consenting Party for an amount equal to the Buy-Sell Price, or (c) provide written notice to the Consenting Party that it will participate in the M&A Transaction or agree to the proposed Bankruptcy Matter.  If the Non-Consenting Party agrees to participate in the M&A Transaction or to proceed with the Bankruptcy Matter, as the case may be, then the buy-sell process shall terminate and the parties shall proceed with the proposed M&A Transaction or Bankruptcy Matter on the terms and conditions set forth in the original offer or proposal.

8.3.3       Response to Offer.  Upon receipt of the Non-Consenting Party’s offer, the Consenting Party shall have thirty (30) days to respond to the Non-Consenting Party’s offer, indicating, as the case may be: (a) if the Non-Consenting Party offers to sell the JV Securities of the Non-Consenting Party and the Affiliates of the Non-Consenting Party pursuant to Section 8.3.2(a), (i) acceptance of such offer or (ii) rejection of such offer, together with notice of termination of the proposed M&A Transaction or proposed Bankruptcy Matter, as the case may be; (b) if the Non-Consenting Party offers to purchase the JV Securities of the Consenting Party and the Affiliates of the Consenting Party pursuant to Section 8.3.2(b), (i) acceptance of such offer or (ii) rejection of such offer, together with notice that the Consenting Party will purchase the JV Securities of the Non-Consenting Party and the Affiliates of the Non-Consenting Party for the Buy-Sell Price.

8.3.4       Closing of Purchase.  The closing for the transactions contemplated in Section 8.3.3 (the “Buy-Sell Closing”) shall occur as soon as reasonably practicable, but in any event within ninety (90) days following determination of the fair market value of the JV Securities being sold or purchased.

8.3.5       Subsequent M&A Transaction Clawback Right.  If, within twelve (12) months of the purchase by the Acquiring Party of the JV Securities of a Selling Party and its Affiliates, the Acquiring Party consummates a Subsequent M&A Transaction in which the aggregate consideration that the Acquiring Party receives, or is entitled to receive, in exchange for, in respect of or attributable to the Original JV Stock or Original JV Assets (the “Subsequent Consideration”) is greater than the JV Fair Market Value determined in accordance with Section 8.3.1, then, upon the consummation of such Subsequent M&A Transaction, the Acquiring Party shall pay to the Selling Party an amount equal to the difference between (i) the Selling Party’s Percentage Interest (immediately prior to the Buy-Sell Closing) of the Subsequent Consideration in such Subsequent M&A Transaction and (ii) the Buy-Sell Price originally paid to the Selling Party by the Acquiring Party.  The foregoing amounts will be adjusted equitably to reflect the sale of less than all of the Original JV Stock or Original JV Assets in the Subsequent M&A Transaction.

8.3.6       Limitations on Initiation of the Buy-Sell Process.  Under no circumstances will either Class B Stockholder have the right to initiate the buy-sell process set forth in this Section 8.3 more than one (1) time in any rolling twelve (12) month period.  Furthermore, except as may be expressly permitted by this Section 8.3.6 or approved by the Board of Directors, until the date that is two (2) years following the date of the Contribution Closing, neither Class B Stockholder will have the right to initiate the buy-sell process set forth in this Section 8.3 with respect to any M&A Transaction that resulted from, directly or indirectly, any of the following on the part of such Class B Stockholder, any Affiliate of such Class B Stockholder or any officers, directors, employees or agents of such Class B Stockholder or Affiliate of such Class B Stockholder:  (a) soliciting or initiating any M&A Transaction; (b) participating in any negotiations regarding a M&A Transaction, or (c) furnishing any Person any information or data with respect to the Operating Company, permitting access to the properties of the Operating Company, or taking any other action, in each case, to knowingly facilitate the making of any proposal that constitutes or may reasonably be expected to lead to any M&A Transaction.  If a Stockholder receives an unsolicited inquiry regarding an M&A Transaction within the two (2) year period immediately following the Contribution Closing, then such Stockholder shall direct such inquiry to the Board of Directors.

ARTICLE 9
CERTIFICATES

9.1.         Certificates.  Any Shares held by a Stockholder shall be represented by a certificate, setting forth upon the face thereof that the Management Company is a corporation organized under the laws of the State of Delaware, the name of the Person to which it is issued and the number of Shares which such certificate represents.  Such certificates shall be entered in the books of the Management Company as they are issued, and shall be signed by the Chief Executive Officer of the Management Company.  Upon any Transfer permitted under this Stockholders’ Agreement and the Operating Agreement, the transferring Stockholder shall (a) issue to the transferee a certificate representing the number of Shares so transferred and (b) surrender to the Management Company and the Management Company shall issue to the transferring Stockholder certificates representing the remaining Shares, if any, held by such transferring Stockholder after taking into account such Transfer.  All certificates representing Shares (unless registered under the Securities Act of 1933, as amended (the “Securities Act”), shall bear the following legends:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY SECURITIES REGULATORY AUTHORITY OF ANY STATE, AND MAY NOT BE OFFERED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED, EXCEPT IN A TRANSACTION WHICH IS REGISTERED UNDER, EXEMPT FROM, OR OTHERWISE IN COMPLIANCE WITH THE FEDERAL AND STATE SECURITIES LAWS, AS TO WHICH THE MANAGEMENT COMPANY HAS RECEIVED SUCH ASSURANCES AS THE MANAGEMENT COMPANY MAY REQUEST, WHICH MAY INCLUDE, A SATISFACTORY OPINION OF COUNSEL.

ANY SALE, ASSIGNMENT, TRANSFER, PLEDGE OR OTHER DISPOSITION OF THE SHARES REPRESENTED BY THIS CERTIFICATE IS RESTRICTED BY, AND SUBJECT TO, THE TERMS AND PROVISIONS OF A STOCKHOLDERS’ AGREEMENT BETWEEN THE MANAGEMENT COMPANY AND THE STOCKHOLDERS SET FORTH THEREIN AND A LIMITED LIABILITY COMPANY AGREEMENT BETWEEN SK-EARTHLINK LLC AND THE MEMBERS NAMED THEREIN, EACH DATED THE [         DAY OF              , 2005].  A COPY OF THE STOCKHOLDERS’ AGREEMENT AND THE LIMITED LIABILITY COMPANY AGREEMENT IS ON FILE WITH THE SECRETARY OF THE MANAGEMENT COMPANY.  BY ACCEPTANCE OF THIS CERTIFICATE, THE HOLDER HEREOF AGREES TO BECOME BOUND BY THE STOCKHOLDERS’ AGREEMENT AND LIMITED LIABILITY COMPANY AGREEMENT.

9.2.         Lost or Destroyed Certificates.  The Management Company may issue a new certificate for Shares in place of any certificate theretofore issued by it, alleged to have been lost or destroyed, upon the making of an affidavit of that fact, and providing an indemnity in form and subject reasonably satisfactory to the Board of Directors by the Person claiming the certificate to be lost or destroyed.

ARTICLE 10
TERMINATION

10.1.       Termination.  This Stockholder’s Agreement shall terminate upon the first to occur of the events set forth in this Section 10.1:

10.1.1     Written Consent.  The written consent of the Stockholders.

10.1.2     Unlawful to Continue.  The occurrence of any event which makes it unlawful for the Management Company to be continued.

10.1.3     Order of Dissolution.  The issuance of a decree by any court of competent jurisdiction that the Management Company be dissolved and liquidated.

10.2.       Effect of Termination; Survival.  In the event of a termination, this Stockholders’ Agreement and the provisions set forth herein, except Articles 1, 4, 10 and 11 and Section 8.3.5 which shall survive indefinitely, shall terminate automatically without any action by any party.

ARTICLE 11
DISPUTE RESOLUTION

11.1.       Dispute Resolution.  Any dispute arising out of or relating to this Stockholders’ Agreement shall be resolved in accordance with the procedures specified in this Section 11.1, which shall be the sole and exclusive procedure for the resolution of any such dispute.

11.1.1     Negotiation Between Executives.  The Stockholders shall attempt in good faith to resolve any dispute arising out of or relating to this Stockholders’ Agreement promptly by direct negotiation between executives who have authority to settle the controversy and who are at a higher level of management than the persons with direct responsibility for administration of this Agreement, unless there is no executive of a higher level.  Any party may give the other party written notice of any dispute not resolved in the normal course of business.  Within fifteen (15) days after delivery of the notice, the receiving party shall submit to the other a written response.  The notice and the response shall include:  (a) a statement of each party’s position and a summary of arguments supporting that position; and (b) the name and title of the executive who will represent that party and of any other person who will accompany the executive.  Within thirty (30) days after delivery of the disputing party’s notice, the executives of each Stockholder shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to attempt to resolve the dispute.  All reasonable requests for information made by one party to the other will be honored.  All negotiations pursuant to this clause are confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence.

11.1.2     Mediation With Mutually Agreed-Upon Neutral.  If the dispute has not been resolved by negotiation within forty-five (45) days of the disputing party’s notice, or if the Stockholders fail to meet within twenty (20) days the Stockholders shall submit the dispute to non-binding mediation under the then-current CPR Institute for Dispute Resolution’s (“CPR”) Model Mediation Procedure for Business Disputes, and endeavor (but not be obligated) to settle the dispute in such mediation.  CPR’s address at the time of this Agreement is 366 Madison Avenue, 14th Floor, New York, New York 10017 (212-949-6490) and its website is “www.cpradr.org.”  The Stockholders agree to use their reasonable best efforts and good faith to agree mutually on a mediator, to be selected from the CPR Technology Panel of Neutrals.  If the Stockholders fail to select a mutually acceptable mediator within thirty (30) days after either party’s notice to the other party that they request non-binding mediation pursuant to this subsection, CPR will appoint a mediator from the Technology Panel.

11.1.3     Arbitration.  All disputes arising out of or relating to this Stockholders’ Agreement not resolved pursuant to non-binding Mediation within thirty (30) days or as this time period may be extended by written agreement of the Stockholders shall be settled finally in an arbitration conducted under the Rules of Arbitration of the International Chamber of Commerce (“ICC”) and as provided in this Section 11.1.3.

(a)           The arbitration proceedings shall be conducted in New York, New York, U.S.A.

(b)           The arbitration proceedings shall be governed by the laws of New York.

(c)           The language of the arbitration proceedings shall be English.

(d)           The arbitral tribunal shall consist of three (3) arbitrators, one (1) of which shall be selected by SKT and one (1) of which shall be selected by EarthLink.  The third arbitrator shall be selected by the two (2) arbitrators appointed by SKT and EarthLink.

(e)           The International Bar Association’s Rules on the Taking of Evidence in International Commercial Arbitration shall apply together with the ICC Rules governing any submission to arbitration incorporated in this Agreement.

(f)            Every award shall be binding on the Stockholders.  By submitting the dispute to arbitration under the ICC Rules, the Stockholders undertake to carry out any award without delay and shall be deemed to have waived their right to any form of recourse insofar as such waiver can validly be made.

(g)           This agreement to arbitrate shall be binding on the Stockholders and their respective successors, assigns and Affiliates.

(h)           The prevailing party in any arbitration proceeding conducted pursuant to this Stockholders’ Agreement may recover its reasonable fees both for legal representation and related costs in any action to enforce this Agreement in any judicial or arbitration proceeding.

(i)            The Stockholders waive any right or claim to punitive or exemplary damages and agree that punitive or exemplary damages are not within the contemplation of this Stockholders’ Agreement.  No arbitral tribunal may order an award consisting in whole or in part of punitive or exemplary damages.

11.1.4     Tolling of Statutes of Limitation.  All applicable statutes of limitation and defenses based on the passage of time shall be tolled while the procedures specified in Section 11.1.2 and Section 11.1.3 are pending.  The Stockholders will take such action, if any, required to effectuate such tolling.

11.2.       Right to Injunctive Relief Before Appointment of Arbitrators.  With respect to any violations of this Stockholders’ Agreement which would cause or might cause irreparable injury to any one of the parties to this Stockholders’ Agreement, any party may, in addition to any other rights under this Stockholders’ Agreement and notwithstanding the dispute resolution procedures including, particularly, the arbitration agreement contained in this Section 11.2, seek specific performance of this Stockholders’ Agreement and injunctive relief in any court of competent jurisdiction against any ongoing violation of this Stockholders’ Agreement.  Prior to the appointment of the arbitrators pursuant to the arbitration agreement, any party hereto may seek provisional or interim measures from any court of competent jurisdiction.  After the appointment of the arbitrators, the arbitrators shall have exclusive power to consider and grant requests for provisional or interim measures.

ARTICLE 12
MISCELLANEOUS

12.1.       Governing Law.  This Stockholders’ Agreement and the rights and obligations of the Stockholders shall be governed by and construed in accordance with and subject to the laws of the State of New York.

12.2.       Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given (i) on the first calendar day following the date of delivery in person or by telecopy (in each case with telephonic confirmation of receipt by the addressee), (ii) on the first calendar day following timely deposit with an overnight courier service, if sent by overnight courier specifying next day delivery or (iii) on the first calendar day that is at least five (5) days following deposit in the mails, if sent by first class mail, to the Stockholders at the following addresses (or at such other address for a Stockholder as shall be specified by like notice):

If to SKT:

SK Telecom Co., Ltd.

11, Euljiro2-ga, Jung-gu

Seoul 100-999, Korea

Attention:  Mr. Seung-Kook Synn

Facsimile: (822) 6100-7966

with a copy to:

Paul Hastings Janofsky & Walker LLP

21-22/F Bank of China Tower

1 Garden Road

Bank of China

Hong Kong

Attention:  Jong Han Kim

Facsimile:  (852) 2524-2131

If to EarthLink:

EarthLink, Inc.

1375 Peachtree Street, N.E.

Atlanta, Georgia 30309

Attention:  Chief Executive Officer

Facsimile:  (404) 892-7616

Copy to: General Counsel

with a copy to:

Hunton & Williams LLP

600 Peachtree Street N.E., Suite 4100

Atlanta, Georgia 30308

Attention:  Tinley Anderson

Facsimile:  (404) 888-4190

If to the Management Company:

SK-EarthLink Management Corp.

1375 Peachtree Street, N.E.

Atlanta, Georgia 30309

Attention:  CEO

Facsimile:

with a copy to:

SK-EarthLink Management Corp.

1375 Peachtree Street, N.E.

Atlanta, Georgia 30309

Attention:  Legal Department

Facsimile:

12.3.       Compliance with Applicable Laws. The Management Company shall provide each Class B Stockholder with access to all of the books, records and other information of the Management Company necessary to permit each such Class B Stockholder to satisfy its compliance obligations under the Sarbanes-Oxley Act of 2002 and under all other applicable state, federal and foreign laws.

12.4.       Severability.  The provisions of this Stockholders’ Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.  If any provision of this Stockholders’ Agreement or the application thereof to any Person or any circumstance, is invalid or unenforceable, (i) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (ii) the remainder of this Stockholders’ Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

12.5.       Counterparts.  For the convenience of the parties hereto, this Stockholders’ Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which shall together constitute the same agreement.

12.6.       Headings.  All Section headings are for convenience of reference only and are not part of this Stockholders’ Agreement, and no construction or reference shall be derived therefrom.

12.7.       Successors and Assigns.  This Stockholder’s Agreement shall be binding upon and inure to the benefit of the Stockholders and their respective successors and permitted assigns and shall not be assignable except to the extent expressly permitted hereby and any purported assignment of this Stockholders’ Agreement or of any Shares in violation of this Stockholders’ Agreement shall be null and void and of no force or effect.  The rights and obligations under this Stockholders’ Agreement shall be assigned by a Stockholder to a transferee in connection with the Transfer to such transferee pursuant to Article 5.

12.8.       Entire Agreement; Waiver.  This Stockholders’ Agreement (including any Schedules hereto) and the Ancillary Agreements (including any exhibits and schedules thereto), supersede all prior agreements, written or oral, among the Stockholders with respect to the subject matter hereof and thereof and contain the entire agreement among the Stockholders with respect to the subject matter hereof and thereof.  This Stockholders’ Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by the Management Company and each Stockholder owning more than ten percent (10%) of the Total Outstanding Shares.  No waiver of any provisions hereof by any Stockholder shall be deemed a waiver of any other provisions hereof by any such Stockholder, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such Stockholder.

12.9.       No Relief of Liabilities.  The Transfer by a Stockholder of any JV Securities Beneficially Owned by such Stockholder shall not relieve such Stockholder of any liabilities or obligations to the Management Company or any other Stockholder, as the case may be, that arose or accrued prior to the date of such Transfer.

12.10.     Further Assurances.  Each Stockholder shall at any time, and from time to time, execute and deliver such additional instruments and other documents and shall at any time, and from time to time, take such further actions as may be necessary or appropriate to effectuate, carry out and comply with all of the terms of this Stockholders’ Agreement and the transactions contemplated hereby.

12.11.     THIRD PARTY BENEFICIARIES.  NOTHING IN THIS STOCKHOLDERS’ AGREEMENT, EXPRESS OR IMPLIED, IS INTENDED TO CONFER UPON ANY THIRD PARTY ANY RIGHTS OR REMEDIES OF ANY NATURE WHATSOEVER UNDER OR BY REASON OF THIS STOCKHOLDERS’ AGREEMENT.

IN WITNESS WHEREOF, the Parties hereto have executed this Stockholders’ Agreement as of the date first written above.

SK TELECOM CO., LTD.

By:
Name:
Title:

EARTHLINK, INC.

By:
Name:
Title:

SK-EARTHLINK MANAGEMENT CORP.

By:
Name:
Title:

Schedule 8.1

Strategic Decisions

The following Strategic Decisions shall be approved as provided in Article 8 of this Stockholders’ Agreement:

(a)           Approval of annual Business Plan and Operating Budget;

(b)           Change in scope of business;

(c)           Hiring/firing (and terms of employment) of Executive Officers;

(d)           Delegation and creation of any committees of the Board;

(e)           Acquisition or disposition of assets (including, without limitation, subsidiaries, equity, debt and other investments, etc.) in excess of $5 million;

(f)            Indebtedness (for money borrowed and lease obligations) in excess of $5 million, outside of ordinary course trade debt;

(g)           New technology purchases/investments in excess of $5 million;

(h)           Entering into any material agreement in excess of $5 million;

(i)            Additional capital contributions;

(j)            Declaration and payment of dividends;

(k)           Except as contemplated by the definitive documents, the issuance of securities, including, without limitation, the issuance of securities under an equity compensation plan;

(l)            Selection of independent auditors for financial purposes;

(m)          Creation and management of significant corporate governance and financial policies;

(n)           Location of cash and investment holdings;

(o)           Change in the name of the Management Company or the Operating Company or significant branding;

(p)           Selection and/or relocation of headquarters;

(q)           Establishment/change in regulatory or public policy positions;

(r)            New products or services outside of the Business Plan;

(s)           Change of organizational structure or any amendment to governing documents;

(t)            Adoption or change to any material employee policies including the adoption of an equity compensation plan;

(u)           Non-competition or non-solicitation agreements binding the Operating Company;

(v)           Merger, consolidation or reorganization that is not an M&A Transaction;

(w)          Distribution of non-EarthLink branded CDMA laptop cards and related access software;

(x)            The support, public or in confidence, of any law, rule or regulation that may likely have a significant impact on the primary business of either EarthLink or SKT;

(y)           Transactions with Affiliates in excess of $1 million; and

(z)            Any M&A Transaction or Bankruptcy Matter.